Exhibit 10.26

Suite 23, 1st Floor, Eden Plaza, Eden Island, Mahé, Republic of Seychelles

Service Agreement

This Service Agreement (the “Agreement”) is made and effective as of _______________ by and between:

Voltage X Innovation Limited whose registered office is at Suite 23, 1st Floor, Eden Plaza, Eden Island, Mahé, Republic of Seychelles (the “Agency”) and

__________________________________ whose registered office is _________________________________________________________________________________________
(the “Client”)

Reference to Engagement Agreement:

This Service Agreement is subject to and supplements the Engagement Agreement dated [________________] between Voltage X Innovation Limited and _________________________________. All terms and conditions outlined in the Engagement Agreement apply to this Service Agreement and shall be cross-referenced as necessary.

Project Lead	Job Description	Contract period

Scope of Work Contract Period [ ] to [ ] ([ ] Months)	Service Fee
Australia Monthly Retainer Service

Potential Services

Total :

Terms & Conditions:

Billing and Payment Terms:

Total service fee is _________________ and will be billed to Client.

1. Payments can be made by cheque to _______________________

Bank Name: The Hongkong and Shanghai Banking Corporation Limited (HSBC)

SWIFT Code:

Bank Code:

Account Number:

2. Payment can also be made through bank transfer. Please kindly provide a receipt after the transaction is made.

We expect payment to be made within 14 days against all invoices. Agency shall kickstart this contract upon receiving the first instalment payment. Payment shall be paid upon the due date listed in the monthly invoice to start the work for each month. Outstanding payment will be charged an additional 2% per week. (Late payments less than 7 days will still be counted as 1 week).

Suite 23, 1st Floor, Eden Plaza, Eden Island, Mahé, Republic of Seychelles

Agency has the right to on hold services in this contract if payment is overdue for more than 30 days. Services shall assume upon receiving the outstanding payment. Agency is not responsible for the potential negative impact / delay of the project it might cause (if any) due to the pause of the service.

Financial Arrangements

Any professional work beyond the Scope of Work outlined in this quotation will be negotiated separately. No work will begin without the Client’s prior approval.

Out-of-pocket expenses

Out-of-pocket expenses (with Client’s prior approval) will be billed as actually incurred and shall include, but not be limited to stationery materials, translation, postage, messenger/courier and faxes, local taxi travel only for event(s) finishing after 11pm.

Third-Party Expenses

Upon mutual agreement, whenever third-party suppliers are engaged and Coco Alexandra PR & Events is responsible for the final quality control and invoice processing, we will charge the industry standard of 15% service fee on the supplier’s invoice. In purchasing materials or services on your behalf, and subject always to your prior written consent, Coco Alexandra PR & Events will act as an agent and may state this relationship in contracts.

Confidentiality

We acknowledge that all information, documentation and other material provided to us by Client or otherwise obtained by Agency in connection with this Agreement and all reports generated by Agency for Client hereunder are highly valuable, confidential and material to the interest, business and affairs of Client. In that regard, Agency agrees to treat all Confidential information, whether oral or written and whether already furnished, or hereafter provided to the Agency or any of its directors, officers, employees, agents or representatives, confidentially. Agency shall not disclose such information without the prior consent of the Client except if the disclosure is required by law, regulation or another compulsory process.

Confidential information shall not include information that is already in the possession of Agency or becomes available to Agency on a non-confidential basis from a source other than Client, provided, in each case, that such information is not known by Agency to be subject to another confidentiality agreement with, or other obligation of secrecy to, Client; or becomes generally available to the public other than as a result of a disclosure by Agency or any of its Representatives.

Approval and Authority

The Agency will acquire written approval by the Client of all drafts, proofs or estimates before proceeding to publication and/or before entering into any contracts with suppliers.

The Agency shall be required to first obtain the Client’s authorization and approval prior to circulating any news releases or press kits as well as other information and documentation pertaining to Client and/or Trade Secrets.

Publication

After the information has been issued to any third party, following approval by the client, its use is no longer under the Consultant’s control. The Consultant cannot guarantee the use of any information or materials by a publication or other media, nor when anything is published or broadcast that because of editing or misquotation it will be completely accurate. However, the Consultant agrees that it shall be fully responsible if any inaccurate or damaging use of information or material relating to the Client arises from any negligent act or omission of the Consultant.

The Client agrees that in so issuing information, the Consultant is acting solely as the agent of the Client for the specific brand/label – Insight Property Wealth Pty Limited (Client)

Entire Agreement

This Agreement represents the entire agreement between the parties and supersedes any previous communications, representations or agreements in respect to the subject matter thereof. No change, addition or modification of any part of the terms or conditions herein shall be valid or binding on either party unless in writing and signed by an authorized representative of both parties.

Suite 23, 1st Floor, Eden Plaza, Eden Island, Mahé, Republic of Seychelles

Governing Law

This Agreement is made and shall be construed and interpreted in accordance with the laws of the Hong Kong Special Administrative Region, applicable to contracts made and to be performed entirely therein.

Copyright

Ownership of photos, concepts and any other intellectual property developed under this Agreement shall transfer from PR to Client only after full payment of the final invoice.

Kill Fee Schedule & Termination

Upon written notification, the Client has the right to terminate this contract with a Letter of Agreement. The terminating party must give 60 days notice for the contract to be terminated.

Signed for and on behalf of Voltage X Innovation Limited	Accepted and agreed by

Dan Lun
Director
Voltage X Innovation Limited
Date:

3